Exhibit 4.8

LAM RESEARCH CORPORATION

1997 STOCK INCENTIVE PLAN

Amended and restated effective as of October 16, 2002

  GENERAL PURPOSE OF PLAN; DEFINITIONS.

  The name of this plan is the Lam Research Corporation 1997 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company's success by their ability, ingenuity and industry and to provide incentives to the participating officers, directors, employees, consultants and advisors that are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

  For purposes of the Plan, the following terms shall be defined as set forth below:

    "Administrator" means the Board, or if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 2.
    "Annual Non-Employee Director Stock Option" means an annual grant of Stock Options to a non-employee director of the Company pursuant to Section 6.
    "Award" means Stock Options, Restricted Stock awards, Deferred Stock awards, Performance Shares, Restricted Stock Units, or any combination of the foregoing awarded under this Plan.
    "Board" means the Board of Directors of the Company.
    "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
    "Committee" means the Stock Committee of the Board or any Committee the Board may subsequently appoint to administer the Plan. To the extent applicable, the Committee shall be composed entirely of individuals who meet the qualifications referred to in Section 162(m) of the Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Board specified in the Plan shall be exercised by the Committee.
    "Company" means Lam Research Corporation, a Delaware corporation (or any successor corporation).
    "Deferred Stock" means an award made pursuant to Section 7 below of the right to receive Stock at the end of a specified deferral period.
    "Disability" means the inability of a Participant to perform substantially his or her duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of six months, or (ii) at such earlier time as the Participant submits medical evidence satisfactory to the Administrator that he or she has a physical or mental disability or infirmity which will likely prevent him or her from returning to the performance of his or her work duties for six months or longer. The date of such Disability shall be on the last day of such six-month period or the day on which the Participant submits such satisfactory medical evidence, as the case may be.
    "Effective Date" shall mean the date set forth in Section 11.
    "Eligible Recipient" means an officer, director, employee, consultant or advisor of the Company or any Subsidiary.
    "Fair Market Value" means, as of any given date, with respect to any awards granted hereunder, (A) if the Stock is publicly traded, the closing sale price of the Stock on such date as reported in the Western Edition of the Wall Street Journal, or the average of the closing price of the Stock on each day on which the Stock was traded over a period of up to twenty trading days immediately prior to such date, (B) the fair market value of the Stock as determined in accordance with a method prescribed in the agreement evidencing any award hereunder, or (C) the fair market value of the Stock as otherwise determined by the Administrator in the good faith exercise of its discretion.
    "Incentive Stock Option" means any Stock Option intended to be designated as an "incentive stock option" within the meaning of Section 422 of the Code.
    "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option, including any Stock Option that provides (as of the time such option is granted) that it will not be treated as an Incentive Stock Option.
    "Parent Corporation" means any corporation (other the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.
    "Participant" means any Eligible Recipient selected by the Administrator, pursuant to the Administrator's authority in Section 2 below, to receive grants of Stock Options, Restricted Stock awards, Deferred Stock awards, Performance Shares, Restricted Stock Unit awards or any combination of the foregoing and each non-employee director of the Company who receives an Annual Non-Employee Director Stock Option pursuant to Section 6.
    "Performance Share" means an award of shares of Stock pursuant to Section 7 that is subject to restrictions based upon the attainment of specified performance objectives.
    "Restricted Stock" means an award granted pursuant to Section 7 of shares of Stock subject to certain restrictions.
    "Restricted Stock Unit" means an award granted pursuant to Section 7 which may be settled in whole or in part in cash or shares of Stock upon satisfaction of certain vesting conditions.
    "Stock" means the common stock, par value $.001 per share, of the Company.
    "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5 or any Annual Non-Employee Director Stock Option granted pursuant to Section 6.
    "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
  ADMINISTRATION.

  The Plan shall be administered in accordance with the requirements of Section 162(m) of the Code (but only to the extent necessary to maintain qualification of the Plan under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3") by the Board or by the Committee which shall be appointed by the Board and which shall serve at the pleasure of the Board.

  Pursuant to the terms of the Plan, the Administrator shall have the power and authority to grant to Eligible Recipients pursuant to the terms of the Plan: (a) Stock Options, (b) Restricted Stock, (c) Deferred Stock, (d) Performance Shares, (e) Restricted Stock Units, or (f) any combination of the foregoing.

  In particular, the Administrator shall have the authority:

      to select those Eligible Recipients who shall be Participants;
      to determine whether and to what extent Stock Options, Restricted Stock, Deferred Stock, Performance Shares, Restricted Stock Units or a combination of the foregoing, are to be granted hereunder to Participants;
      to determine the number of shares of Stock to be covered by each such award granted hereunder;
      to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, (x) the restrictions applicable to Restricted or Deferred Stock awards and the conditions under which restrictions applicable to such Restricted or Deferred Stock shall lapse, and (y) the performance goals and periods applicable to an award of Performance Shares or Restricted Stock Units); and
      to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing the Stock Options, Restricted Stock, Deferred Stock, Performance Shares, Restricted Stock Units or any combination of the foregoing granted hereunder to Participants.

  The Administrator shall have the authority, in its discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

  All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.

  STOCK SUBJECT TO PLAN.

  The total number of shares of Stock reserved and available for issuance under the Plan is nine million (as adjusted for the Company's three-for-one stock split of March 2000); provided, however, that the number of shares so reserved shall automatically be increased at the beginning of each calendar quarter if and to the extent that, as of such date, the quotient determined by dividing (x) the total number of shares of Stock reserved for issuance under all of Lam's stock- based incentive plans pursuant to outstanding and future awards by (y) the sum of (i) the total number of shares of Stock outstanding plus (ii) the number determined under clause (x), is less than 20%, such that immediately following any such increase such quotient will equal 18.5%; and provided, further, that the number of shares reserved for issuance under the Plan shall in no event exceed fifteen million shares as adjusted for the Company's three-for-one stock split of March 2000 and as shall be further adjusted to take into account additional changes in capitalization as set forth below. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. The aggregate number of shares of Stock as to which Stock Options, Restricted Stock, Deferred Stock, Performance Shares and Restricted Stock Units may be granted to any individual during any calendar year may not, subject to adjustment as provided in this Section 3, exceed 20% of the shares of Stock reserved for the purposes of the Plan in accordance with the provisions of this Section 3.

  Consistent with the provisions of Section 162(m) of the Code, as from time to time applicable, to the extent that (i) a Stock Option expires or is otherwise terminated without being exercised, (ii) any shares of Stock subject to any Restricted Stock, Deferred Stock, Performance Share or Restricted Stock Unit award granted hereunder are forfeited; or (iii) any shares subject to Restricted Stock Unit awards are settled in cash rather than in Stock, such shares shall again be available for issuance in connection with future awards under the Plan. If any shares of Stock have been pledged as collateral for indebtedness incurred by a Participant in connection with the exercise of a Stock Option and such shares are returned to the Company in satisfaction of such indebtedness, such shares shall again be available for issuance in connection with future awards under the Plan.

  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (i) the aggregate number of shares reserved for issuance under the Plan, (ii) the kind, number and option price of shares subject to outstanding Stock Options granted under the Plan, and (iii) the kind, number and purchase price of shares issuable pursuant to awards of Restricted Stock, Deferred Stock, Performance Shares and Restricted Stock Units, as may be determined by the Administrator, in its sole discretion. Such other substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. In connection with any event described in this paragraph, the Administrator may provide, in its discretion, for the cancellation of any outstanding awards and payment in cash or other property therefor.

  ELIGIBILITY.

  Officers, directors and employees of the Company or any Subsidiary, and consultants and advisors to the Company or any Subsidiary, who are responsible for or are in a position to contribute to the management, growth and/or profitability of the business of the Company shall be eligible to be granted Stock Options, Restricted Stock awards, Deferred Stock awards, Performance Shares or Restricted Stock Unit awards hereunder. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among the Eligible Recipients recommended by the senior management of the Company, and the Administrator shall determine, in its sole discretion, the number of shares of Stock covered by each award.

  DISCRETIONARY GRANTS OF STOCK OPTIONS.

  Stock Options may be granted alone or in addition to other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee. Recipients of Stock Options shall enter into an award agreement with the Company, in such form as the Administrator shall determine, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder.

  The Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

  The Administrator shall have the authority to grant any officer or employee of the Company (including directors who are also officers of the Company) Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. Directors who are not officers of the Company, consultants and advisors may only be granted Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non- Qualified Stock Option. More than one option may be granted to the same optionee and be outstanding concurrently hereunder.

  Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

    Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Administrator in its sole discretion at the time of grant but shall not be less than 100% of the Fair Market Value of the Stock on such date. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.
    Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted; provided, however, that if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and an Incentive Stock Option is granted to such employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five years from the date of grant.
    Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant. The Administrator may provide, in its discretion, that any Stock Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time in whole or in part based on such factors as the Administrator may determine, in its sole discretion, including but not limited to in connection with any "change in control" of the Company, as defined in any stock option agreement or otherwise.
    Method of Exercise. Subject to Section 5(3) above, Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price in cash or its equivalent as determined by the Administrator. As determined by the Administrator, in its sole discretion, payment in whole or in part may also be made (i) by means of any cashless exercise procedure approved by the Administrator, (ii) in the form of unrestricted Stock already owned by the optionee, or (iii) in the case of the exercise of a Non-Qualified Stock Option, in the form of Restricted Stock or Performance Shares subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised); provided, however, that in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares may be authorized only at the time of grant. If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock or Performance Shares, the shares received upon the exercise of such Stock Option shall be restricted in accordance with the original terms of the Restricted Stock or Performance Share award in question, except that the Administrator may direct that such restrictions shall apply only to that number of shares equal to the number of shares surrendered upon the exercise of such option. An optionee shall generally have the rights to dividends and any other rights of a stockholder with respect to the Stock subject to the option only after the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in paragraph (1) of Section 10.

    The Administrator may require the voluntary surrender of all or a portion of any Stock Option granted under this Plan or any other equity incentive plan of the Company or its Subsidiaries as a condition precedent to the grant of a new Award under this Plan or under any other equity incentive plan of the Company or its Subsidiaries. Subject to the provisions of this Plan, such new Award shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Administrator at the time the new Award is granted. Consistent with the provisions of Section 162(m), to the extent applicable, upon their surrender, Stock Options shall be canceled and the shares previously subject to such canceled Stock Options shall again be available for grants of Stock Options and other awards hereunder.

    Loans. The Company may make loans available to Stock Option holders in connection with the exercise of outstanding options granted under the Plan, as the Administrator, in its discretion, may determine. Such loans shall (i) be evidenced by promissory notes entered into by the Stock Option holders in favor of the Company, (ii) be subject to the terms and conditions set forth in this Section 5(5) and such other terms and conditions, not inconsistent with the Plan, as the Administrator shall determine, (iii) bear interest, if any, at such rate as the Administrator shall determine, and (iv) be subject to Board approval (or to approval by the Administrator to the extent the Board may delegate such authority). In no event may the principal amount of any such loan exceed the sum of (x) the exercise price less the par value (if any) of the shares of Stock covered by the option, or portion thereof, exercised by the holder, and (y) any Federal, state, and local income tax attributable to such exercise. The initial term of the loan, the schedule of payments of principal and interest under the loan, the extent to which the loan is to be with or without recourse against the holder with respect to principal or interest and the conditions upon which the loan will become payable in the event of the holder's termination of employment shall be determined by the Administrator. Unless the Administrator determines otherwise, when a loan is made, shares of Stock having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loan, and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Administrator, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.
    Non-Transferability of Options. Unless otherwise determined by the Administrator in accordance with Rule 16b-3, no Stock Option shall be transferable by the optionee, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.
    Termination of Employment or Service. If an optionee's employment with or service as a director, consultant or advisor to the Company terminates by reason of death, Disability or for any other reason, the Stock Option may thereafter be exercised to the extent provided in the applicable subscription or award agreement, or as otherwise determined by the Administrator.
    Annual Limit on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of shares of Stock with respect to which Incentive Stock Options granted to an Optionee under this Plan and all other option plans of the Company or its Parent Corporation become exercisable for the first time by the Optionee during any calendar year exceeds $100,000, such Stock Options shall be treated as Non- Qualified Stock Options.
  ANNUAL NON-EMPLOYEE DIRECTOR STOCK OPTION GRANTS

  Each non-employee director of the Company shall automatically be granted a Non-Qualified Stock Option to purchase 6,000 shares of Stock on December 15 of each calendar year, or if December 15 in any particular year is not a business day on the first business day thereafter (an "Annual Non-Employee Director Stock Option"). The terms and conditions of the Annual Non- Employee Director Stock Options granted pursuant to this Section 6 shall be as follows:

    Option Term. The term of the option shall be ten (10) years from the date of grant.
    Exercise Price. The exercise price per share of Stock subject to such option shall be 100% of the Fair Market Value of the Stock on the date of grant.
    Vesting and Exercisability. The option shall be 100% vested and exercisable as of the date of grant.
    Non-Transferability of Options. Unless otherwise determined by the Administrator in accordance with Rule 16b-3, the option shall not be transferable by the optionee, and shall be exercisable, during the optionee's lifetime, only by the optionee.
    Payment of Exercise Price. The exercise price of such option shall be paid in cash or its equivalent as determined by the Administrator.
    Termination of Service. If a non-employee director ceases to serve as a director of the Company the option shall terminate immediately (except in the event of the Outside Director's death, Disability or retirement, as described below):
      In the event a non-employee director's continuous status as an outside director terminates as a result of his or her disability, he or she may, but only within twelve (12) months from the date of termination, exercise his or her options.
      In the event of the death of a non-employee director, the options may be exercised at any time within twelve (12) months following the date of death by the optionee's estate or by a person who acquired the right to exercise the options by bequest or inheritance.
      In the event of the retirement of a non-employee director, the director's length of service as a director shall determine the time period for exercising options:
        for non-employee directors with less than one (1) year of service prior to retirement, the director may exercise his or her options at any time within three (3) months following retirement;
        for non-employee directors with more than one (1) year but less than three (3) years of service prior to retirement, the director may exercise his or her options at any time within six (6) months following retirement;
        for non-employee directors with more than three (3) years but less than five (5) years of service prior to retirement, the director may exercise his or her options at any time within twelve (12) months following retirement; and
        for non-employee directors with more than five (5) years of service prior to retirement, the director may exercise his or her options at any time within eighteen (18) months following retirement.

  In no event shall the options be exercisable after expiration of the Option Term. If the options are not exercised (to the extent they were entitled to be exercised) within the time specified above, the options shall terminate.

  RESTRICTED STOCK, DEFERRED STOCK, PERFORMANCE SHARES AND RESTRICTED STOCK UNITS.

  (1) General. Restricted Stock, Deferred Stock, Performance Shares or Restricted Stock Unit awards may be issued either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Participants to whom, and the time or times at which, grants of Restricted Stock, Deferred Stock, Performance Share or Restricted Stock Unit awards shall be made; the number of shares to be awarded; the price, if any, to be paid by the recipient of Restricted Stock, Deferred Stock, Performance Share or Restricted Stock Unit awards; the Restricted Period (as defined in paragraph (3) hereof) applicable to Restricted Stock or Deferred Stock awards; the performance objectives applicable to Restricted Stock, Deferred Stock, Performance Share or Restricted Stock Unit awards; the date or dates on which restrictions applicable to such Restricted Stock or Deferred Stock awards shall lapse during such Restricted Period; the date or dates on which the Participant's rights in the Restricted Stock Units shall vest; and all other conditions of the Restricted Stock, Deferred Stock, Performance Share and Restricted Stock Unit awards. The Administrator may also condition the grant of Restricted Stock, Deferred Stock awards, Performance Shares or Restricted Stock Units upon the exercise of Stock Options, or upon such other criteria as the Administrator may determine, in its sole discretion. The provisions of Restricted Stock, Deferred Stock, Performance Share or Restricted Stock Unit awards need not be the same with respect to each recipient. In the discretion of the Administrator, loans may be made to Participants in connection with the purchase of Restricted Stock under substantially the same terms and conditions as provided in Section 5(5) herein with respect to the exercise of Stock Options.

  (2) Awards and Certificates. The prospective recipient of a Restricted Stock, Deferred Stock, Performance Share or Restricted Stock Unit award shall not have any rights with respect to such Award, unless and until such recipient has executed an agreement evidencing the Award (a "Restricted Stock Award Agreement," "Deferred Stock Award Agreement," "Performance Share Award Agreement," or Restricted Stock Unit Award Agreement," as appropriate) and delivered a fully executed copy thereof to the Company, within a period of sixty days (or such other period as the Administrator may specify) after the Date of Grant. Except as otherwise provided below in this Section 7(2), (i) each Participant who is awarded Restricted Stock or Performance Shares shall be issued a stock certificate in respect of such shares of Restricted Stock or Performance Shares; and (ii) such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

  The Company may require that the stock certificates evidencing Restricted Stock or Performance Share awards hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award or Performance Share award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

  With respect to Deferred Stock and Restricted Stock Unit awards (to the extent, if any, that Restricted Stock Unit awards shall be settled in shares of Stock), at the expiration of the Restricted Period or upon the vesting and settlement of the Restricted Stock Units, stock certificates in respect of such shares of Deferred Stock or Stock issuable pursuant to the vesting of a Restricted Stock Unit shall be delivered to the Participant, or his or her legal representative, or the shares of Stock issued pursuant to a Deferred Stock or Restricted Stock Unit award shall be otherwise distributed to the Participant, in a number equal to the number of shares of Stock covered by the Deferred Stock or Restricted Stock Unit award. As appropriate, applicable legends may be placed on stock certificates issued pursuant to a Deferred Stock or Restricted Stock Unit award.

  (3) Restrictions and Conditions. The Restricted Stock, Deferred Stock, Performance Share and Restricted Stock Unit awards granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:

  (a) Subject to the provisions of the Plan and the Restricted Stock Award Agreement, Deferred Stock Award Agreement, Performance Share Award Agreement, or Restricted Stock Unit Award Agreement, as appropriate, governing such Award, during such period as may be set by the Administrator commencing on the Date of Grant (the "Restricted Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock, Deferred Stock or Performance Shares or shall not be vested in the rights to the Restricted Stock Units awarded under this Plan; provided that the Administrator may, in its sole discretion, provide for the lapse of such restrictions or the vesting in such rights in installments and may accelerate or waive such restrictions or vesting in whole or in part based on the attainment of certain performance related goals, the Participant's termination of employment or service, death or Disability or the occurrence of a "Change of Control" as defined in the agreement evidencing such award or otherwise.

  (b) Except as provided in paragraph (3)(a) of this Section 7 or in the Award agreement, the Participant shall generally have, with respect to the shares of Restricted Stock or Performance Shares, all of the rights of a stockholder with respect to such stock during the Restricted Period. The Participant shall generally not have the rights of a stockholder with respect to stock subject to Deferred Stock awards during the Restricted Period or with respect to unissued Stock subject to Restricted Stock Unit awards; provided, however, that dividends declared during the Restricted Period with respect to the number of shares covered by a Deferred Stock award shall be paid to the Participant. With respect to Restricted Stock Unit awards, prior to settlement or forfeiture, any Restricted Stock Unit award may, at the Administrator's discretion, carry with it a right to dividend equivalents. Such right entitles the Participant to be credited with an amount equal to all cash dividends paid on one share of Stock while the Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of shares of Stock, or in a combination of both. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach. Certificates for shares of unrestricted Stock shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such shares of Restricted Stock, Performance Shares or Deferred Stock, or upon vesting, without forfeiture, in Restricted Stock Units, except as the Administrator, in its sole discretion, shall otherwise determine.

  (c) The rights of holders of Restricted Stock, Deferred Stock, Performance Share and Restricted Stock Unit awards upon termination of employment or service for any reason during the Restricted Period or prior to completion of vesting in the Restricted Stock Units shall be set forth in the Restricted Stock Award Agreement, Deferred Stock Award Agreement, Performance Share Award Agreement or Restricted Stock Unit Award, as appropriate, governing such awards.

  (d) Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) shares of Stock, or (iii) any combination of both, as determined by the Administrator. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation ) a method based on the average Fair Market Value of a share of Stock over a series of trading days. Vested Restricted Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until a Restricted Stock Unit award is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Section 3.

  (e) With respect to awards intended to constitute "qualified performance based compensation" for purposes of Section 162(m) of the Code, the applicable performance goals shall be based upon earnings, earnings per share, revenue growth or return on equity.

  AMENDMENT AND TERMINATION.

  The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any award theretofore granted without such Participant's consent, or that without the approval of the stockholders (as described below) would:

    except as provided in Section 3, increase the total number of shares of Stock reserved for the purpose of the Plan;
    change the class of directors, officers, employees, consultants and advisors eligible to participate in the Plan;
    extend the maximum option period under paragraph (2) of Section 5 of the Plan; or
    change the material terms of grants of Annual Non-Employee Director Stock Options pursuant to Section 6.

  Notwithstanding the foregoing, stockholder approval under this Section 8 shall only be required at such time and under such circumstances as stockholder approval would be required under Section 162(m) of the Code or other applicable law, rule or regulation with respect to any material amendment to any employee benefit plan of the Company.

  The Administrator may amend the terms of any award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any holder without his or her consent.

  UNFUNDED STATUS OF PLAN.

  The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

  GENERAL PROVISIONS.
    The Administrator may require each person purchasing shares pursuant to a Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

    All certificates for shares of Stock delivered under the Plan shall be subject to such stock- transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any officer, director, employee, consultant or advisor of the Company any right to continued employment or service with the Company, as the case may be, nor shall it interfere in any way with the right of the Company to terminate the employment or service of any of its officers, directors, employees, consultants or advisors at any time.
    Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
    No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
  EFFECTIVE DATE OF PLAN.

  The Plan became effective (the "Effective Date") on August 5, 1997, the date the Company's stockholders formally approved the Plan.

  TERM OF PLAN.

No Stock Option, Restricted Stock, Deferred Stock, Performance Share or Restricted Stock Unit award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.